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                                                                    Exhibit 23.2

                       CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors
Commercial Capital Bancorp, Inc.:

We consent to the use of our report, dated July 30, 2002, except as to notes 11 and 24 of the notes to the consolidated financial statements, which are as of September 4, 2002, included in this Registration Statement on Form S-1 of Commercial Capital Bancorp, Inc. and subsidiaries, on the consolidated statements of financial condition as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.

Los Angeles, California
September 13, 2002

/s/ KPMG LLP